Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

May 15, 2006

among

NATIONWIDE HEALTH PROPERTIES, INC.,

as Borrower,

The LENDERS Party Hereto

and

CHASE LINCOLN FIRST COMMERCIAL CORPORATION,

as Administrative Agent

$200,000,000

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

CREDIT AGREEMENT (as may be amended, amended and restated, supplemented or otherwise modified, this “Agreement”) dated as of May 15, 2006, among NATIONWIDE HEALTH PROPERTIES, INC., the LENDERS party hereto, and CHASE LINCOLN FIRST COMMERCIAL CORPORATION, as Administrative Agent.

The Borrower has requested that the Lenders extend credit to the Borrower in an aggregate principal or face amount not exceeding $200,000,000. The Lenders are prepared to extend such credit upon the terms and conditions hereof.

Accordingly, the parties hereto agree to enter into a Credit Agreement in its entirety to read as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether a Loan comprising a Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Chase Lincoln First Commercial Corporations, in it capacity as administrative agent for the Lenders hereunder, or any successor Administrative Agent appointed pursuant to Article VIII.

“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Investment Value” means for each permitted Investment identified in Section 6.04 of this Agreement (and any related Property referred to in such Section), the greater of (i) the purchase price of such Investment (and related Property); or (ii) that portion of the Capitalization Value represented by the relevant Investment (and related Property) as calculated in the most recent Measuring Period.

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“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate for such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, (a) for any day on or before the Maturity Date, with respect to any Eurodollar Loan, a rate per annum of 0.45%, and (b) for any day on or before the Maturity Date, with respect to any ABR Loan, 0.00% per annum.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Nationwide Health Properties, Inc., a Maryland corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Bullet Payment” shall mean any payment of the entire unpaid balance of any Indebtedness at its final maturity other than the final payment with respect to a loan that is fully amortized over its term.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Borrowing, continuation, a payment or prepayment of principal of or interest on, or Interest Period for, a Eurodollar Loan, or a notice by a Borrower with respect to any such Borrowing, continuation, payment, prepayment or Interest Period, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

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“Capitalization Value” means, at any date, solely with respect to the Nationwide Entities, the sum of (without duplication):

(a) EBITDA for the most recent Measuring Period divided by (b) 10.25% (expressed as a decimal) (excluding newly acquired Properties covered by clause (i) below); plus

(b) all Cash and Cash Equivalents held by any Nationwide Entity at such time, and, in the case of Cash and Cash Equivalents not Wholly-Owned, multiplied by a percentage (expressed as a decimal) equal to the percentage of the total outstanding Equity Interest held by any Nationwide Entity holding title to such Cash and Cash Equivalents;

provided, however, (i) newly acquired Properties shall be valued at acquisition cost for the first four fiscal quarters of ownership and (ii) the determination of Capitalization Value for any period shall not include any Property (or any portion of EBITDA relating to any such Property) that has been sold or otherwise disposed of at any time prior to or during such period.

“Capitalized Loan Fees” means, with respect to the Nationwide Entities, and with respect to any period, any upfront, closing or similar fees paid by such Person in connection with the incurrence or refinancing of Indebtedness during such period that are capitalized on the balance sheet of such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash and Cash Equivalents” means, with respect to any Person, (a) cash and (b) any unrestricted Investment that qualifies as a Permitted Investment (other than, in either case, Restricted Cash).

“Cash Flow” means, for any period, Net Income plus Depreciation and Amortization Expense, increases in deferred taxes and other non-cash charges and expenses which were deducted in determining Net Income of the Consolidated Entities determined on a consolidated basis, as determined in accordance with GAAP, and including the Consolidated Entities pro rata share of the net income (or loss) of any Joint Venture in which such Consolidated Entity owns a direct or indirect Equity Interest.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interest representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interest of the Borrower; (b) a majority of the members of the board of directors of the Borrower do not constitute

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Continuing Directors; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Commencement of Construction” means (a) with respect to any unimproved Real Property, the commencement of material on-site work (including grading) to initially construct a Healthcare Property, (b) with respect to any improved Real Property which is not then a Healthcare Property, the commencement of material on-site work to convert such Real Property to a Healthcare Property or (c) with respect to any improved Real Property which is already a Healthcare Property, the commencement of material reconstruction, restoration or renovation with respect to such Healthcare Property in a manner that results in more than twenty-five percent (25%) of the beds located in such Healthcare Property being unusable for a period of time in excess of thirty (30) days.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans hereunder during the Availability Period, expressed as an amount representing the maximum aggregate principal amount of the Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.11(c), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 or (c) or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments is $200,000,000.

“Compliance Certificate” shall mean a certificate in the form of that attached as Exhibit H, with such changes thereto as the Administrative Agent may from time to time reasonably request.

“Consolidated Entities” means, collectively, (a) the Borrower, (b) the Borrower’s Subsidiaries; and (c) any other Person the accounts of which are consolidated with those of the Borrower in the consolidated financial statements of the Borrower in accordance with GAAP.

“Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating

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to the purchase or sale of securities or other assets), of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (1) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (2) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the applicable Person required to be delivered pursuant hereto. Notwithstanding anything contained herein to the contrary, guarantees of completion and non-recourse carve outs in secured loans shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion shall be deemed to be Indebtedness in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the applicable Borrower Party or their respective Subsidiaries), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that (X) such other Person has delivered cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations or (Y) such other Person holds an investment grade credit rating from either Moody’s or S&P, and (ii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of loan commitments or of construction loans to the extent the same have not been drawn.

“Continuing Director” means (a) any member of the board of directors of the Borrower who was a director (or comparable manager) of the Borrower on the Effective Date, and (b) any individual who becomes a member of the board of directors of the Borrower after the Effective Date if such individual was appointed or nominated for election to the board of directors of the Borrower by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors in office at the Effective Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

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“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Depreciation and Amortization Expense” means (without duplication), for any period, the sum for such period of (i) total depreciation and amortization expense, whether paid or accrued, of the Consolidated Entities, plus (ii) any Consolidated Entity’s pro rata share of depreciation and amortization expenses of Joint Ventures in which a Consolidated Entity owns a direct or indirect Equity Interest. For purposes of this definition, the Consolidated Entities’ pro rata share of depreciation and amortization expense of any Joint Venture in which a Consolidated Entity owns a direct or indirect Equity Interest shall be deemed equal to the product of (i) the depreciation and amortization expense of such Joint Venture, multiplied by (ii) the percentage of the total outstanding Equity Interest of such Person held directly or indirectly by any Consolidated Entity, expressed as a decimal.

“Disclosed Matters” means (a) the actions, suits and proceedings and (b) the environmental matters disclosed in Schedule 3.06.

“Disposition” means the sale, conveyance, pledge, hypothecation, ground lease, encumbrance, creation of a security interest with respect to, or other transfer, whether voluntary or involuntary, direct or indirect, of any legal or beneficial interest in a Property, including any sale, conveyance, pledge, hypothecation, ground lease, encumbrance, creation of a security interest with respect to, or other transfer, at any tier, of any ownership interest in any Nationwide Entity; provided, however, that Disposition shall not include any Permitted Encumbrances.

“Disqualified Capital Stock” shall mean with respect to any Person any Equity Interest of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including upon the occurrence of any event), is required to be redeemed or is redeemable for cash at the option of the holder thereof, in whole or in part (including by operation of a sinking fund), or is exchangeable for Indebtedness (other than at the option of such Person), in whole or in part, at any time.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for a Measuring Period, solely with respect to the Nationwide Entities, (i) Net Income, plus (without duplication) (A) Interest Expense, (B) Tax Expense, and (C) Depreciation and Amortization Expense, in each case for such period.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means any of (i) a Lender or a Lender Affiliate, (ii) a commercial bank organized under the Laws of the United States, or any State thereof, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (x) total assets in excess of $1,000,000,000

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and (y) a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iv) a life insurance company organized under the Laws of any State of the United States, or organized under the Laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least $1,000,000,000; (v) a nationally or internationally recognized investment banking company or other financial institution in the business of making, investing in or purchasing loans, or an Affiliate thereof (other than any Person which is directly or indirectly a Nationwide Core Entity or directly or indirectly an Affiliate of a Nationwide Core Entity) organized under the Laws of any State of the United States or any other country which is a member of OECD, and licensed or qualified to conduct such business under the Laws of any such State and having (1) total assets of at least $1,000,000,000 and (2) a net worth of at least $250,000,000; or (vi) an Approved Fund.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities, and including any Lien filed against any Real Property in favor of any governmental entity), of the Borrower or any Subsidiary Entity directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Consolidated Entity, is treated as a single employer under Section 414(b) or (c)

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of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Consolidated Entity or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Consolidated Entity or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Consolidated Entity or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by a Consolidated Entity or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Consolidated Entity or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Event of Loss” means with respect to any Property of any Nationwide Entity (a) any loss, destruction or damage of such Property, (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or of any right of eminent domain or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or requisition of the use of such Property.

“Excluded Taxes” means, with respect to the Administrative Agent and any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was

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entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” means that certain $600,000,000 revolving credit facility and $100,000,000 term loan evidenced by that certain Credit Agreement dated as of October 20, 2005 (as may have been Modified from time to time) by and among the Borrower, as borrower, JPMorgan, as administrative agent, and the lenders party thereto.

“Existing Equity Forward” means, collectively, those certain equity forward transactions evidenced by (i) that certain Letter Agreement, for the purchase and settlement of shares, dated as of March 30, 2006 between Borrower and UBS AG, London Branch, and (ii) that certain Letter Agreement, for the purchase and settlement of shares, dated as of March 30, 2006, among Borrower, JPMorgan Chase Bank, National Association and J.P. Morgan Securities Inc., solely as agent.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fiscal Quarter” or “fiscal quarter” means any three-month period ending on March 31, June 30, September 30 or December 31 of any Fiscal Year.

“Fiscal Year” or “fiscal year” means the 12-month period ending on December 31 in each year or such other period as the Borrower may designate and the Administrative Agent may approve in writing.

“Fitch” means Fitch Investors Service, Inc.

“Fixed Charges Ratio” means, as at any date, the ratio of (a) EBITDA for the Measuring Period ending on or most recently ended prior to such date to (b) Fixed Charges for such period.

“Fixed Charges” means, for any period, solely with respect to Nationwide Entities, the sum of the amounts for such period of (i) scheduled payments of principal of Indebtedness of the Consolidated Entities (other than any Bullet Payment), (ii) the Consolidated Entities’ pro rata share of scheduled payments of principal of Indebtedness of Joint Ventures in which a Consolidated Entity owns a direct or indirect Equity Interest (other than any Bullet Payment) that does not otherwise constitute Indebtedness of and is not otherwise recourse to any of the Consolidated Entities or their assets, (iii) Interest Expense, (iv) payments of dividends in

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respect of Disqualified Capital Stock; and (v) to the extent not otherwise included in Interest Expense, dividends and other distributions paid during such period by the Borrower with respect to preferred stock or preferred operating units. For purposes of clauses (ii) and (v), the Consolidated Entities’ pro rata share of payments by any Joint Venture in which a Consolidated Entity owns a direct or indirect Equity Interest shall be deemed equal to the product of (a) the payments made by such Joint Venture, multiplied by (b) the percentage of the total outstanding Equity Interest of such Person held directly or indirectly by any Consolidated Entity, expressed as a decimal.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Lease” means a lease of a Healthcare Property by the Borrower or one of its Subsidiary Entities, as lessor, to an Operator, as lessee.

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“Healthcare Property” means a property operating as a nursing home, an acute care hospital, a rehabilitation hospital, an assisted living facility, an adult congregate living facility, a personal care facility, a medical office building, or any combination of the foregoing; provided that any of the foregoing may also include independent living units as part of such property.

“Healthcare Property Under Construction” means Real Property for which Commencement of Construction has occurred but either: (i) construction of such Real Property is not substantially complete; or (ii) such Real Property is not subject to a Healthcare Lease.

“Hearthstone” means Hearthstone Assisted Living, Inc., a Delaware corporation.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty and similar instruments, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all synthetic leases and (l) all Net Swap Obligations under or in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, for any period, the sum, for the Nationwide Entities (determined on a consolidated basis without duplication in accordance with GAAP), of the

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following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) of the Consolidated Entities accrued or capitalized during such period (whether or not actually paid during such period), (b) the net amount payable (or minus the net amount receivable) under Swap Agreements relating to interest during such period (whether or not actually paid or received during such period), (c) for purposes of determining Interest Expense as used in the Fixed Charge Coverage Ratio (both numerator and denominator) only, amortization of Capitalized Loan Fees, (d) interest incurred on any liability or obligation that constitutes a Contingent Obligation of any Consolidated Entity and (e) to the extent not included in clauses (a), (b), (c) and (d), any Consolidated Entities’ pro rata share of interest expense and other amounts of the type referred to in such clauses of the Joint Ventures in which such Consolidated Entity owns a direct or indirect Equity Interest. For purposes of clause (e), any Consolidated Entities’ pro rata share of interest expense or other amount of any Joint Venture in which such Consolidated Entity owns a direct or indirect Equity Interest shall be deemed equal to the product of (a) the interest expense or other relevant amount of such Joint Venture, multiplied by (b) the percentage of the total outstanding Equity Interest of such Person held directly or indirectly by any Consolidated Entity, expressed as a decimal.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Monthly Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is fourteen days, one, two or three months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Borrowing shall initially be the date on which such Eurodollar Borrowing is made.

“Investment” means, for any Person: (a) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (b) any purchase by that Person of a Property or the assets of a business conducted by another Person, (c) any loan (other than loans to employees), advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including, without limitation, all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less

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the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means, as to any Person: (i) any corporation fifty percent (50%) or less of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization fifty percent (50%) or less of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Notwithstanding the foregoing, a Joint Venture of the Borrower shall include each Person, other than a Subsidiary, in which the Borrower owns a direct or indirect Equity Interest (excluding, however, the unexercised subscription warrants in (a) Liberty Healthcare of Oklahoma, Inc., a Georgia corporation, pursuant to Common Stock Purchase Warrant dated February 9, 1996; (b) Liberty Healthcare of Indiana, Inc., an Indiana corporation, pursuant to Common Stock Purchase Warrant dated February 9, 1996; (c) Westview Manor Healthcare Associates, Inc., a Kansas corporation, pursuant to a Common Stock Purchase Warrant dated February 9, 1996; and (d) Liberty Healthcare, Inc., a Virginia corporation, pursuant to Common Stock Purchase Warrant dated February 9, 1996, until such time, if any, that such warrants are exercised). Unless otherwise expressly provided, all references in the Loan Documents to a “Joint Venture” shall mean a Joint Venture of the Borrower.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“JPMSI” means J.P. Morgan Securities, Inc.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for the offering of dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

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“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, or any other type of preferential arrangement that has the practical effect of creating a security interest, in, on or of such asset (excepting Permitted Encumbrances), (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the Notes, and each other instrument, certificate or agreement executed by the Borrower in connection herewith, as any of the same may be Modified from time to time.

“Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under this Agreement or any of the other Loan Documents to which it is a party or (c) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.

“Material Agreement” has the meaning assigned to such term in Section 3.13(a).

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, that is recourse to any one or more of the Borrower and the Nationwide Core Entities in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower and any Nationwide Core Entity in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Nationwide Core Entity would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the date which is the earlier of (a) September 12, 2006 or (b) the date that is ninety (90) days from the receipt by the Borrower of proceeds from any debt or equity public offering made by the Borrower after the Effective Date, other than from the Existing Equity Forward.

“Measuring Period” means the period of four consecutive fiscal quarters ended on the last day of the Fiscal Quarter most recently ended.

“Modifications” means any amendments, supplements, modifications, renewals, replacements, consolidations, severances, substitutions and extensions of any document or

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instrument from time to time; “Modify”, “Modified”, or related words shall have meanings correlative thereto.

“Monthly Date” means the last Business Day of each calendar month in each calendar year, the first of which shall be the first such day after the date hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Loan” means any loan owned or held by any of the Nationwide Entities secured by a mortgage or deed of trust on Healthcare Properties.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Nationwide Core Entities” means collectively, (a) the Consolidated Entities, and (b) all Unconsolidated Joint Ventures of which any Consolidated Entity is a general partner, managing member or of which any Consolidated Entity owns more than 50% of the Equity Interest.

“Nationwide Entities” means the Borrower and all Subsidiary Entities of the Borrower.

“Net Asset Value” means (a) Capitalization Value minus (b) Total Adjusted Outstanding Indebtedness.

“Net Income” means, for any period, the net income (or loss), after provision for taxes, of the Consolidated Entities determined on a consolidated basis for such period taken as a single accounting period as determined in accordance with GAAP, and including the Consolidated Entities’ pro rata share of the net income (or loss) of any Joint Venture in which such Consolidated Entity owns a direct or indirect Equity Interest for such period, but excluding (i) any recorded losses and gains arising from the sale of any Real Property and/or Mortgage Loans and other extraordinary items for such period; (ii) other non-cash charges and expenses (including non-cash charges resulting from accounting changes) and (iii) any gains or losses arising outside of the ordinary course of business. For purposes hereof the Consolidated Entities’ pro rata share of the net income (or loss) of any Joint Venture in which such Consolidated Entity owns a direct or indirect Equity Interest shall be deemed equal to the product of (i) the income (or loss) of such Joint Venture, multiplied by (ii) the percentage of the total outstanding Equity Interest of such Person held directly or indirectly by any Consolidated Entity, expressed as a decimal.

“Net Swap Obligations” means, as of any date of determination, the excess (if any) of all “unrealized losses” over all “unrealized profits” of such Person arising from Swap Agreement as substantiated in writing by the Borrower and approved by the Administrative Agent. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming the Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to

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such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).

“Non-Recourse Indebtedness” means any Indebtedness: (a) under the terms of which the payee’s remedies upon the occurrence of any event of default are limited to specific, identified assets of the payor which secure such Indebtedness and (b) for the repayment of which the payor has no personal liability beyond the loss of such specified assets, except for liability for fraud, material misrepresentation or misuse or misapplication of insurance proceeds, condemnation awards or rents, existence of Hazardous Materials and other then customary exceptions to non-recourse provisions.

“Note” means the promissory note provided for in Section 2.10(f)(i) and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be Modified and in effect from time to time

“Obligations” means all obligations, liabilities and indebtedness of every nature of the Borrower, from time to time owing to the Administrative Agent or any Lender under or in connection with this Agreement or any other Loan Document to which it is a party, including, without limitation, principal, interest, fees (including fees of counsel), and expenses whether now or hereafter existing under the Loan Documents.

“Operator” means any Person who leases Real Property from the Borrower or any of its Subsidiary Entities pursuant to a Healthcare Lease for the purpose of operating such Real Property as a Healthcare Property.

“Organizational Documents” means: (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement, any certificate of formation, and any other instrument or agreement relating to the rights between the partners or pursuant to which such partnership is formed, (c) for any limited liability company, the operating agreement, any articles of organization or formation, and any other instrument or agreement relating to the rights between the members, pertaining to the manager, or pursuant to which such limited liability company is formed, and (d) for any trust, the trust agreement and any other instrument or agreement relating to the rights between the trustors, trustees and beneficiaries, or pursuant to which such trust is formed.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

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“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, fees, assessments or other governmental charges or levies that are not yet delinquent or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (l) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not (i) secure any monetary obligations, (ii) materially detract from the value of the affected property as it is then being used, (iii) materially interfere with the ordinary conduct of business of any Nationwide Entities or (iv) violate any terms or conditions of this Agreement; and

(g) statutory landlord’s Liens under leases to which the Borrower or any of its Subsidiary Entities is a party.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

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(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Consolidated Entity or any of their ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Process Agent” has the meaning assigned to such term in Section 9.09(d).

“Property” means, collectively and severally, any and all Real Property and all personal property owned or occupied by the subject Person. “Property” shall include all Equity Interests owned by the subject Person in a Subsidiary Entity.

“Qualified Unencumbered Assets” means Real Properties and/or Mortgage Loans that (a) are not encumbered by a Lien (other than a Permitted Encumbrance), (b) Wholly-Owned by the Borrower or a Subsidiary Wholly-Owned by the Borrower, (c) are located, or encumber real properties that are located, in the United States and (d) are operated, or encumber real properties that are operated, as a Healthcare Property.

“Real Property” means each of those parcels (or portions thereof) of real property, improvements and fixtures thereon and appurtenances thereto now or hereafter owned or leased by the Nationwide Entities.

“Register” has the meaning set forth in Section 9.04.

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“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Code.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having outstanding Loans and unused Commitments representing at least 66.66% of the sum of the total outstanding Loans and unused Commitments at such time.

“Restricted Cash” means any Cash or Cash Equivalents held by any Person with respect to which such Person does not have unrestricted access and unrestricted right to expend such cash or expend or liquidate such Permitted Investments.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc.

“Secured Indebtedness” means that portion of the Total Adjusted Outstanding Indebtedness that is, without duplication, secured by a Lien.

“Secured Indebtedness Ratio” means, at any time, the ratio (expressed as a percentage) of (i) Secured Indebtedness, to (ii) Capitalization Value for such period.

“Securities” means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Solvent” means, when used with respect to any Person, that at the time of determination: (i) the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

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“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Entities” means a Subsidiary or Joint Venture of a Person. Unless otherwise expressly provided, all references in the Loan Documents to a “Subsidiary Entity” shall mean a Subsidiary Entity of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tax Expense” means (without duplication), for any period, total tax expense (if any) attributable to income and franchise taxes based on or measured by income, whether paid or accrued, of the Consolidated Entities, including the Consolidated Entities’ pro rata share of tax expenses in any Joint Venture in which a Consolidated Entity owns a direct or indirect Equity Interest. For purposes of this definition, any Consolidated Entity’s pro rata share of any such tax

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expense of any Joint Venture in which a Consolidated Entity owns a direct or indirect Equity Interest shall be deemed equal to the product of (i) such tax expense of such Joint Venture, multiplied by (ii) the percentage of the total outstanding Equity Interest of such Person held directly or indirectly by such Consolidated Entity, expressed as a decimal.

“Total Adjusted Outstanding Indebtedness” means, as at any date, without duplication, the aggregate amount of (i) all Indebtedness and other liabilities of the Consolidated Entities reflected in the financial statements of the Borrower or disclosed in the notes thereto (to the extent the same would constitute a Contingent Obligation), plus (ii) all Indebtedness and other liabilities of all Joint Ventures in which a Consolidated Entity owns a direct or indirect Equity Interest reflected in the financial statements of such Joint Ventures or disclosed in the notes thereto (to the extent the same would constitute a Contingent Obligation) which are otherwise recourse to any Consolidated Entity or any of its assets or that otherwise constitutes Indebtedness of any Consolidated Entity (including any recourse obligations arising as a result of a Consolidated Entity serving as a general partner, directly or indirectly, in such Joint Ventures), plus (iii) all liabilities of the Consolidated Entities with respect to purchase and repurchase obligations, provided that any obligations to acquire fully-constructed Real Property shall not be included in Total Adjusted Outstanding Indebtedness prior to the transfer of title of such Real Property, plus (iv) to the extent not included in clauses (i), (ii) and (iii), any Consolidated Entity’s pro rata share of all Indebtedness, other amounts of the types referred to in such clauses and other liabilities reflected in the financial statements of any Joint Venture in which such Consolidated Entity owns a direct or indirect Equity Interest or disclosed in the notes thereto (to the extent the same would constitute a Contingent Obligation) not otherwise constituting Indebtedness of or recourse to any Consolidated Entity or any of its assets. For purposes of clause (iv), the Consolidated Entities’ pro rata share of all Indebtedness and other liabilities of any Joint Venture in which a Consolidated Entity owns a direct or indirect Equity Interest shall be deemed equal to the product of (a) such Indebtedness or other liabilities, multiplied by (b) the percentage of the total outstanding Equity Interest of such Person held directly or indirectly by any Consolidated Entity, expressed as a decimal. Notwithstanding anything to the contrary in this definition, accounts payable and accrued expenses arising in the ordinary course of business shall not be included in the computation of Indebtedness and other liabilities of the Consolidated Entities or any Joint Venture in which a Consolidated Entity owns a direct or indirect Equity Interest.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unconsolidated Joint Venture” means (i) any Joint Venture of the Borrower or any Subsidiary Entity in which the Borrower or such Subsidiary Entity holds any Equity Interest but which would not be combined with the Borrower in the consolidated financial statements of

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the Borrower in accordance with GAAP, and (ii) any Investment of the Borrower or any Subsidiary Entity in any Person that is not a Joint Venture.

“Unencumbered Asset Value” means, at any date, solely with respect to the Borrower and its Wholly-Owned Subsidiaries, (a) EBITDA from Qualified Unencumbered Assets for the most recent Measuring Period divided by (b) 10.25% (expressed as a decimal); provided, however, (i) newly acquired Qualified Unencumbered Assets shall be valued at acquisition cost until there have been four fiscal quarters of ownership; and (ii) the determination of Unencumbered Asset Value for any period shall not include any Qualified Unencumbered Property (or any portion of EBITDA relating to any such Qualified Unencumbered Property) that has been sold or otherwise disposed of at any time prior to or during such period.

“Unencumbered Asset Value Ratio” means, at any date, the ratio (expressed as a percentage) of (a) Total Adjusted Outstanding Indebtedness (exclusive of Total Adjusted Outstanding Indebtedness of a Joint Venture provided that such Total Adjusted Outstanding Indebtedness are not Contingent Obligations of Borrower or any of its Wholly-Owned Subsidiaries) which are unsecured by a Lien to (b) Unencumbered Asset Value.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unsecured Interest Coverage Ratio” means, as at any date of determination thereof, the ratio of (a) EBITDA arising from Qualified Unencumbered Assets for the Measuring Period ending on or most recently ended prior to such date to (b) Interest Expense (exclusive of Interest Expense of a Joint Venture provided that such Interest Expense is not a Contingent Obligation of Borrower or any of its Wholly-Owned Subsidiaries) not secured by a Lien for such period.

“Wholly-Owned” means, with respect to any Real Property, Equity Interest, or other Property owned or leased, that title to such Property is held directly by, or such Property is leased by, the Borrower or a Subsidiary of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”,

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and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II.

THE CREDITS

SECTION 2.01. The Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan on a non-revolving basis to the Borrower in Dollars on the Effective Date in a principal amount of its Commitment. Any portion of a Loan that is prepaid may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Applicable Percentages. On the date hereof, the Lenders shall fund their respective Loan in accordance with their Applicable Percentages. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

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(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.

(d) Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue any Eurodollar Borrowing if the Interest Period requested therefor would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings.

(a) To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of a ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form set forth in Exhibit C (or such other form approved by the Administrative Agent) and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

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SECTION 2.04. [Intentionally Deleted.]

SECTION 2.05. [Intentionally Deleted.]

SECTION 2.06. [Intentionally Deleted.]

SECTION 2.07. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections.

(a) Elections by the Borrower for Borrowings. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a

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Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form set forth in Exhibit D (or such other form approved by the Administrative Agent) and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice by the Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a ABR Borrowing at the end of the Interest Period applicable thereto.

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SECTION 2.09. Termination of the Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrower hereby unconditionally promises to pay the Loans to the Administrative Agent, for the account of the Lenders, the outstanding principal amount of the Loans on the Maturity Date.

(b) Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., New York City time, three Business Days before the scheduled date of such repayment in the case of a Eurodollar Borrowing and one Business Day before the scheduled date of such repayment in the case of an ABR Borrowing; provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first),. Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Loan Accounts by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Promissory Notes. (i) The Loans of such Lender shall be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit B, dated the date hereof, payable to such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

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(ii) Substitution, Exchange and Subdivision of Notes. No Lender shall be entitled to have its Note substituted or exchanged for any reason, or subdivided for promissory notes of lesser denominations, except in connection with a permitted assignment of all or any portion of such Lender’s relevant Commitment, Loans and Note pursuant to Section 9.04 (and, if requested by any Lender in connection with such permitted assignment, the Borrower agrees to so exchange any Note).

(iii) Loss, Theft, Destruction or Mutilation of Notes. In the event of the loss, theft or destruction of any Note, upon the Borrower’s receipt of a reasonably satisfactory indemnification agreement executed in favor of the Borrower by the holder of such Note, or in the event of the mutilation of any Note, upon the surrender of such mutilated Note by the holder thereof to the Borrower, the Borrower shall execute and deliver to such holder a new replacement Note in lieu of the lost, stolen, destroyed or mutilated Note.

SECTION 2.11. Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole, or in part, subject to three Business Days prior notice. Any portion of the Loans that is prepaid may not be reborrowed.

(b) Mandatory Prepayments and Commitment Reductions. The Borrower will prepay the Loans and/or the Commitments shall be subject to automatic reduction, as follows:

(i) Non-Compliance with Maximum Unencumbered Asset Value Ratio. If, at any time, the Unencumbered Asset Value Ratio exceeds 60%, then the Borrower shall, within five Business Days after such occurrence, prepay the Loans and/or the Commitments shall be subject to automatic reduction, in an aggregate amount to the extent necessary to achieve compliance with the maximum Unencumbered Asset Value covenant set forth in Section 6.07(h), such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in clause (ii) of this paragraph.

(ii) Application. Prepayments and/or reductions of Commitments pursuant to this paragraph shall be applied to reduce the aggregate amount of the Commitments.

(c) Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (A) accrued interest to the extent required by Section 2.13

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and (B) any payments due pursuant to Section 2.16 and shall be made in the manner specified in Section 2.10(b).

SECTION 2.12. Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Persons entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest in the case of a Eurodollar Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid within 5 days of when due (except default interest shall accrue immediately with respect to (x) principal payment from the date when such payment is due and (y) any payments that are not made on the Maturity Date, as applicable), whether upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 4% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of the Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period;

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(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; or

(c) the Administrative Agent is advised by a Lender that it has become unlawful for such Lender to honor its obligation to make or maintain Eurodollar Loans hereunder;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as a Eurodollar Borrowing shall be ineffective (in the case of clause (c) above, only as to the affected Lender), (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing (in the case of clause (c) above, only as to the affected Lender), and (iii) if in accordance with clause (c) above any Lender determines that it is no longer lawful for such Lender or its applicable lending office (subject to Section 2.19(a)) to maintain any existing Eurodollar Loans, or to continue to charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to continue Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist and, in such event, all Eurodollar Loans of such Lender shall be converted to ABR Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans.

SECTION 2.15. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), then, in accordance with and subject to Section 2.15(c), the Borrower will promptly on demand pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such

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Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, in accordance with and subject to Section 2.15(c), from time to time the Borrower will promptly on demand pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender setting forth, in reasonable detail, the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. No Lender shall have the right to collect payments from the Borrower pursuant to paragraph (a) or (b) of this Section unless it is the policy of such Lender, at the time of collection, to collect similar payments from borrowers in connection with credit facilities similar to those made available pursuant to this Agreement.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance herewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which

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such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation

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prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document, and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

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(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, each payment of commitment fee under Section 2.12 shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.09 shall be applied to the respective Commitments of the relevant Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on the Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined

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by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(e) or (f), 2.07(b) or 2.18(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender is unable to make or maintain Eurodollar Loans pursuant to Section 2.14(c), (ii) any Lender requests compensation under Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iv) any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Nationwide Core Entities is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s organizational powers and have been duly authorized by all necessary organizational and, if required, stockholder action under their respective Organizational Documents. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of affecting creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the Organizational Documents of the Borrower or any of the Nationwide Core Entities or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of the Nationwide Core Entities or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Nationwide Core Entities, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Nationwide Core Entities.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the period ending December 31, 2005. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Consolidated Entities as of such dates and for such periods in accordance with GAAP. Neither the Borrower nor any of its Subsidiaries has any Contingent Obligation, contingent liability or liability for any taxes, long-term leases or commitments, not reflected in its audited financial statements delivered to the Administrative Agent on or prior to the Effective Date or otherwise disclosed to the Administrative Agent in writing, which will have or is reasonably likely to have a Material Adverse Effect.

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(b) No Material Adverse Change. Since December 31, 2005, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the other Consolidated Entities, taken as a whole.

SECTION 3.05. Properties.

(a) Property Generally. Each of the Nationwide Entities has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. Each of the Nationwide Entities owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Nationwide Entities does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Nationwide Core Entities (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Nationwide Core Entities (i) has failed to comply in all material respects with any Environmental Law or to obtain, maintain or comply in all material respects with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Disclosed Matters. Except as otherwise disclosed to the Lenders and approved by a majority of Required Lenders, since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and the Nationwide Core Entities is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

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SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of the Nationwide Core Entities is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each of the Borrower and the Nationwide Core Entities has timely filed or timely caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or Nationwide Core Entity, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Use of Credit. Neither the Borrower nor any of the Nationwide Core Entities is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 3.13. Material Agreements and Liens.

(a) Material Agreements. Part A of Schedule 3.13 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any

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extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of the Nationwide Core Entities outstanding on the date hereof that is not disclosed on the most recent financial statement delivered to the Administrative Agent pursuant to Section 3.04 or 5.01, as applicable, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 (each, a “Material Agreement”), and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of Schedule 3.13. The Borrower is not in default in any material respect beyond any applicable grace period under or with respect to any Material Agreement to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.

(b) Liens. Part B of Schedule 3.13 is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof that is not disclosed on the most recent financial statement delivered to the Administrative Agent pursuant to Section 3.04 or 5.01, as applicable, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 and covering any property of the Borrower or any of the Nationwide Core Entities, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of Schedule 3.13.

SECTION 3.14. Capitalization. The Borrower has heretofore delivered to the Lenders a true and complete copy of the Organizational Documents referred to in Section 4.01(d). As of the date hereof, (x) except for stock options listed on Schedule 3.14 and future stock options (so long as such future options do not otherwise have a Material Adverse Effect) granted pursuant to Borrower’s 2005 Performance Incentive Plan, there are no outstanding Equity Rights with respect to the Borrower and (y) there are no outstanding obligations of the Borrower or any of the Nationwide Core Entities to repurchase, redeem, or otherwise acquire any Equity Interests in the Borrower nor are there any outstanding obligations of the Borrower or any of its Subsidiaries to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower or any of its Subsidiaries.

SECTION 3.15. Subsidiaries and Investments.

(a) Subsidiaries. Set forth in Part A of Schedule 3.15 (such schedule being subject to update from time to time as of the dates when this representation is remade, or deemed to be remade) is a complete and correct chart and list of all of the organizational structure of the Borrower and its Subsidiary Entities, together with, for each such Person, (i) the jurisdiction of organization of such Person, (ii) in the case of each such Subsidiary, each Person holding Equity Interests in such Person and (iii) in the case of each such Subsidiary, the nature of the ownership interests held by each such Person and the percentage of ownership of the Borrower and Subsidiary Entity represented by such ownership interests. Except as disclosed in Part A of Schedule 3.15, (x) each of the Borrower and its Subsidiary Entities owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule 3.15, (y) all of the issued and outstanding capital

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stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b) Investments. Set forth in Part B of Schedule 3.15 is a complete and correct list of all Investments (other than Investments disclosed in Part A of Schedule 3.15 and other than Permitted Investments and operating deposit accounts with banks) held by the Borrower or any of its Subsidiary Entities in any Person on the date hereof that are not disclosed on the most recent financial statement delivered to the Administrative Agent pursuant to Section 3.04 or 5.01 and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule 3.15, each of the Borrower and its Subsidiary Entities owns, free and clear of all Liens, all such Investments.

SECTION 3.16. Real Property. Set forth on Schedule 3.16 is a list, as of the date hereof, of all of the real property interests held by the Borrower and its Subsidiary Entities, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessee and the location of the respective property.

SECTION 3.17. Solvency. On the Effective Date and after and giving effect to the Loans occurring on the Effective Date or such other date as Loans requested hereunder are made, and the disbursement of the proceeds of such Loans pursuant to the Borrower’s instructions, the Borrower is and will be Solvent.

SECTION 3.18. No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.19. Insurance. The Borrower and the Nationwide Core Entities currently maintain all insurance which is required to be maintained pursuant to Section 5.05.

SECTION 3.20. Organizational Documents. The Organizational Documents heretofore delivered to the Administrative Agent pursuant to Section 4.01(e) constitute, as of the date hereof, all of the Organizational Documents (together with all amendments and modifications thereof) of the Borrower. The Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies of each of the documents set forth in this Section.

SECTION 3.21. Executive Offices; Places of Organization. The principal offices, chief executive offices and principal places of business of the Borrower are located at 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660. The Borrower was organized in the State of Maryland.

SECTION 3.22. Securities Act. Neither the Borrower nor any of its Subsidiary Entities have issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, (as amended from time to time) or any other law, nor are they in violation of any rule, regulation or requirement under such act, or the Securities Exchange Act of 1934, (as amended from time to time) other than violations which could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its

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Subsidiary Entities is required to qualify an indenture under the Trust Indenture Act of 1939, (as amended from time to time) in connection with its execution and delivery of this Agreement or the incurrence of Indebtedness hereunder.

SECTION 3.23. REIT Status. The Borrower: (a) is a REIT, (b) has not revoked its election to be a REIT, (c) has not engaged in any “prohibited transactions” as defined in Section 856(b)(6)(iii) of the Code (or any successor provision thereto), and (d) for its current “tax year” as defined in the Code is and for all prior tax years subsequent to its election to be a REIT has been entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code.

SECTION 3.24. Leases. All of the leases of real property in which the Borrower or any of its Subsidiary Entities is the lessor, including Healthcare Leases, are listed on Schedule 3.24. To the best of the Borrower’s knowledge, with respect to each such lease, the lease has been duly authorized, executed and delivered by the lessee, is in full force and effect and the obligations of the lessee are valid, binding and enforceable, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally. To the best of the Borrower’s knowledge except as otherwise disclosed to the Lenders and approved by the Required Lenders, there exists no material breach, default, or event or condition which, with notice or lapse of time or both, would constitute such a material breach or default by the lessee, and there are no existing claims, defenses or offsets against rental due or to become due, under the terms of any such lease, other than such breaches, defaults, claims, defenses or offsets that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.25. Brokers. The Borrower has not dealt with any broker or finder with respect to the Transactions or otherwise in connection with this Agreement.

SECTION 3.26. Foreign Assets Control Regulations, Etc. Neither the execution and delivery of the Notes and the other Loan Documents by the Borrower nor the use of the proceeds of the Loans, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same. Without limiting the generality of the foregoing, no Nationwide Entity (a) is or will become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) engages or will engage in any dealings or transactions or be otherwise associated with any such blocked person.

ARTICLE IV.

CONDITIONS

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans shall not become effective until the date on which (i) the Administrative Agent shall have received each of the documents referred to below and (ii) each of the other conditions listed below is satisfied, the satisfaction of each of such conditions to be satisfactory to the Administrative

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Agent (and to the extent specified below, to each Lender) in form and substance (or any such condition shall have been waived in accordance with Section 9.02):

(a) Agreement. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Notes. The Notes duly completed and executed by the Borrower for each respective Lender.

(c) Opinion of Counsel to the Borrower. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Sherry, Meyerhoff, Hanson & Crance LLP, counsel for the Borrower, substantially in the form of Exhibit F, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion to the Lenders and the Administrative Agent.

(d) [Intentionally Deleted].

(e) Organizational Documents. Copies of (i) the Certificate of Incorporation, Certificate of Formation, Certificate of Limited Partnership or similar formation document of the Borrower, certified by the Secretary of State of the state of formation of such Person as of a recent date, (ii) the Organizational Documents of the Borrower (unless delivered pursuant to clause (i) above) and the Persons identified in Schedule 4.01(e) and (iii) the applicable resolutions authorizing the delivery of the Loan Documents, certified by the Secretary or an Assistant Secretary of such Person (or if such Person is a limited partnership or limited liability company, an authorized representative of its general partner or manager) as of the date of this Agreement as being accurate and complete, in each case relating to the organization, existence and good standing of such Person, the authorization of the Transactions and any other legal matters relating to such Person, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(f) Compliance Certificate. A certificate, dated the Effective Date and signed by a Financial Officer.

(g) Material Adverse Effect. There shall not have occurred any change, event or development that could, in the opinion of the Lenders, have a Material Adverse Effect.

(h) Hearthstone Acquisition. Borrower, or one or more of its Affiliates, shall have completed, or will complete on the Effective Date, the acquisition of the real estate assets of Hearthstone.

(i) Third Party Approvals. All acts and conditions (including, without limitation, the obtaining of any third party consents and necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed

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and to have happened precedent to the execution, delivery and performance of the Loan Documents by the Borrower.

(j) Engagement Letter. Borrower shall have delivered an executed engagement letter between Borrower and JPMSI, by which the Borrower engaged JPMSI as lead bookrunner for securities offerings to refinance the Loans.

(k) Other Documents. Such other documents as the Lender or special New York counsel to JPMorgan may reasonably request.

The obligation of any Lender to make its initial extension of credit hereunder is also subject to the payment or delivery by the Borrower of such fees, expenses and other consideration as the Borrower shall have agreed to pay or deliver to any Lender, the Arrangers or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Morrison & Foerster LLP, special New York counsel to JPMorgan, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

The Administrative Agent shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a Borrowing Request pursuant to Section 2.03);

(b) unless otherwise disclosed to and approved by the Required Lenders, the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing (except, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(c) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of the preceding sentence.

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ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) as soon as available but in no event beyond five (5) days after such financials are required to be filed with the Securities and Exchange Commission, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young US, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (but in no event beyond five (5) days after such financials are required to be filed with the Securities and Exchange Commission), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Financial Officer of the Borrower representing and certifying (i) that the Financial Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated financial condition of the Borrower and its Subsidiaries, during the fiscal quarter covered by such reports, that such review has not disclosed the existence during or at the end of such fiscal quarter, and that such officer does not have knowledge of the existence as at the date of such Compliance Certificate, of any condition or event which constitutes an Event of Default or Default or mandatory prepayment event, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower or its Subsidiaries has taken, is taking and proposes to take with respect thereto, (ii) the calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Sections 6.01, 6.04 and 6.07, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) a schedule of Total Adjusted Outstanding Indebtedness in respect of borrowed money in the level of detail disclosed in the Borrower’s Form 10-Q filings with the Securities and Exchange Commission, as

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well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, and (v) a schedule of EBITDA.

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally;

(f) to the extent not otherwise delivered pursuant to this Section 5.01, copies of all financial statements and financial information delivered by the Borrower (or, upon Administrative Agent’s request, any of its Subsidiary Entities) from time to time to the holders of any unsecured Indebtedness for borrowed money of such Persons;

(g) promptly after Moody’s, Fitch or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, any Subsidiary Entity, any of the Properties of the Borrower or any Subsidiary Entity, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request, such other information to include, without limitation, any information that the Administrative Agent or any Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of the Nationwide Core Entities that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the assertion of a claim of any Environmental Liability by any Person against, or with respect to any activities of the Borrower or any Nationwide Core Entity, and any alleged violation of or non-compliance by or on behalf of the Borrower or any Nationwide Core Entity with any Environmental Laws or any permits, licenses or authorizations, other than any

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claim of Environmental Liability or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Nationwide Core Entities in an aggregate amount exceeding $1,000,000;

(e) the occurrence of any Event of Loss aggregating $5,000,000 or more;

(f) the purchase or Disposition of any Healthcare Properties aggregating $10,000,000 or more, together with (i) a description of such transaction(s) in reasonable detail and (ii) if requested by the Administrative Agent, copies of all materials presented to the Borrower’s board of directors in connection with the approval of such transaction(s); and

(g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of the Nationwide Core Entities to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of the Nationwide Core Entities to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Nationwide Core Entity has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will or will cause, and will cause each of the Nationwide Core Entities to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of the Nationwide Core Entities to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business

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and activities. The Borrower will, and will cause each of the Nationwide Core Entities to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of the Nationwide Core Entities to, comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Further Assurances. The Borrower will, and will cause each of the Nationwide Core Entities to, promptly upon request by the Administrative Agent or the Required Lenders, execute any and all further documents, agreements and instruments, and take all such further actions which may be required under any applicable law, or which either Agent or the Required Lenders may reasonably request, to effectuate the Transactions, all at the expense of the Borrower.

SECTION 5.10. REIT Status.

The Borrower shall maintain its status as a REIT and (a) all of the representations and warranties set forth in clauses (a), (b) and (d) of Section 3.23 shall remain true and correct at all times and (b) all of the representations and warranties set forth in clause (c) of Section 3.23 shall remain true and correct in all material respects. The Borrower will do or cause to be done all things necessary to maintain the listing of its Equity Interest on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market System (or any successor thereof).

SECTION 5.11. Hazardous Materials. The Borrower will, and will cause each of the Nationwide Core Entities to, do the following:

(a) Keep and maintain all Real Properties in material compliance with any Environmental Laws unless the failure to so comply would not be reasonably expected to result in a Material Adverse Effect; and

(b) Promptly cause the removal of any Hazardous Materials discharged, disposed of, or otherwise released in, on or under any Real Properties that are in violation of any Environmental Laws and which would be reasonably expected to result in a Material Adverse Effect, and cause any remediation required by any Environmental Laws or Governmental Authority to be performed, though no such action shall be required if any action is subject to a good faith contest. In the course of carrying out such actions, the Borrower shall provide the

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Administrative Agent with such periodic information and notices regarding the status of investigation, removal, and remediation, as the Administrative Agent may reasonably require.

SECTION 5.12. Existing Credit Facility Commitments. Until the termination of this Agreement, Borrower shall maintain sufficient available commitments under the Existing Credit Facility to repay all Loans made in accordance with this Agreement.

ARTICLE VI.

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Nationwide Core Entity to, create, incur, assume or permit to exist any Indebtedness, except Indebtedness to the extent the Borrower and the Nationwide Core Entities maintain compliance with the covenants set forth in Sections 6.04 and 6.07.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Nationwide Core Entity to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens that secure Secured Indebtedness to the extent that the Borrower and the Nationwide Core Entities maintain compliance with the covenants set forth in Sections 6.04 and 6.07;

(b) Permitted Encumbrances; and

(c) without limiting the provisions of clause (a) of this Section, any Lien on any property or asset of the Borrower or any of the Nationwide Core Entities existing on the date hereof and set forth in Part B of Schedule 3.13, or, to the extent not meeting the minimum thresholds for required listing on Schedule 3.13 pursuant to Section 3.13, in an aggregate amount not exceeding $10,000,000 (excluding, however, following the making of the initial Loans hereunder, Liens securing Indebtedness to be repaid with the proceeds of such Loans, as indicated on Schedule 3.13); provided that, except with respect to Secured Indebtedness permitted under clause (a) of this Section, (i) such Lien shall not apply to any other property or asset of the Borrower or any Nationwide Core Entity, (ii) any such Lien shall secure only those obligations which it secures on the date hereof, provided that in any case, the Borrower and the Nationwide Core Entities shall maintain compliance with the covenants set forth in Sections 6.04 and 6.07.

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SECTION 6.03. Fundamental Changes.

(a) Mergers, Consolidations, Disposal of Assets, Etc. The Borrower will not, and will not permit any Nationwide Core Entity to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its Properties and assets whether now owned or hereafter acquired, or all or substantially all of the Equity Interest of any of the Nationwide Core Entities (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Nationwide Core Entity (other than the Borrower) may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Nationwide Core Entity (other than the Borrower) may merge into a Nationwide Core Entity in a transaction in which the surviving entity is a Nationwide Core Entity, (iii) subject to compliance with the provisions of Section 6.04, any Person (other than a Nationwide Core Entity) may merge into any Nationwide Core Entity (other than the Borrower in a transaction in which such Nationwide Core Entity is the surviving entity) and (iv) to the extent not otherwise permitted by clause (i), (ii) or (iii) above, the Borrower or any other Nationwide Core Entity may merge or consolidate with and into any Person, in each case with the prior written approval of the Required Lenders and (v) any Nationwide Core Entity may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Nationwide Core Entity; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary of (x) the Borrower or (y) any Wholly-Owned Subsidiary of a Subsidiary of the Borrower immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) Lines of Business. The Borrower will not, and will not permit any Nationwide Core Entity to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Nationwide Core Entities on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. Investments. The Borrower will not, and will not permit any Nationwide Core Entity to, make or permit to remain outstanding any Investments except:

(a) subject to the limitations set forth in paragraph (c) below, Investments outstanding on the date hereof and identified in Part B of Schedule 3.15;

(b) subject to the limitations set forth in paragraph (c) below, Investments by the Borrower and the Nationwide Core Entities in the Borrower and the Nationwide Core Entities; and

(c) subject to the limitations set forth below, Investments in Healthcare Properties:

Asset Type	Limitations
Individual Healthcare Properties	No individual Healthcare Property or Equity Interest in a Person owning an individual Healthcare Property shall be acquired without

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Asset Type	Limitations
the consent of the Administrative Agent and the Required Lenders if the Aggregate Investment Value of such Property exceeds 10% of the Capitalization Value

Portfolio of Healthcare Properties	Unlimited

Mortgage Loans acquired by the Borrower or any Wholly-Owned Subsidiary which have first lien priority on Healthcare Properties	The Aggregate Investment Value of all such Mortgage Loans shall not exceed 20% of the Capitalization Value

Healthcare Property Under Construction	The Aggregate Investment Value of all Healthcare Property Under Construction shall not exceed 20% of Capitalization Value

Permitted Investments	Unlimited

Operating Deposit Accounts with Banks	Unlimited

SECTION 6.05. Restricted Payments. The Borrower will not, and will not permit any Nationwide Core Entity to, declare or make, or agree to pay or make, directly or indirectly, (a) any Restricted Payment in any fiscal year in excess of 100% of the aggregate amount of Cash Flow for such period; (b) Restricted Payments to acquire, redeem or retire the Equity Interest in the Borrower to the extent such Restricted Payments are proceeds received from a substantially concurrent issue of new Equity Interests in the Borrower; (c) Restricted Payments during any period while an Event of Default under paragraph (a) or (b) of Article VII has occurred and is continuing as a result of the Borrower’s failure to pay any principal or interest due under this Agreement; or (d) Restricted Payments during any period that any other material non-monetary Event of Default, has occurred and is continuing, unless after taking into account all available funds of the Borrower from all other sources, such Restricted Payments are required in order to enable the Borrower to continue to qualify as a REIT; provided, however, the Borrower may pay or make any dividend or other distribution in connection with the purchase or redemption of (i) up to 1,000,000 shares of 7.677% Series A Cumulative Preferred Step-Up REIT Securities and (ii) up to 1,064,500 shares of 7.75% Series B Cumulative Preferred Stock.

SECTION 6.06. Transactions with Affiliates. The Borrower will not, and will not permit any Nationwide Core Entity to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or

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such Nationwide Core Entity than could be obtained on an arm’s-length basis from unrelated third parties and (b) any Restricted Payment permitted by Section 6.05.

SECTION 6.07. Certain Financial Covenants. The Borrower will not permit the non-compliance with any of the following covenants and ratios at any time, such covenants and ratios to be tested (x) on the last day of each Fiscal Quarter and (y) at any time acquisitions and Dispositions by the Borrower and its Subsidiary Entities (provided, in the case of a Joint Venture, such calculation shall be made based upon the Consolidated Entities’ direct or indirect pro rata share of such acquisition or Disposition) exceed $100,000,000 in any Fiscal Quarter, and in the case of clause (y), the following covenants and ratios shall be adjusted to reflect any such acquisitions and Dispositions:

(a) Minimum Net Asset Value. The Borrower will not permit Net Asset Value to be less than an amount equal to eighty five percent (85%) of the Net Asset Value as of the Effective Date.

(b) Maximum Total Adjusted Outstanding Indebtedness to Capitalization Value. The Borrower will not permit the ratio of Total Adjusted Outstanding Indebtedness to Capitalization Value (expressed as a percentage) to be more than 60%.

(c) Minimum Fixed Charges Ratio. The Borrower will not permit the Fixed Charges Ratio to be less than 1.75 to 1.00.

(d) Maximum Secured Indebtedness Ratio. The Borrower will not permit the Secured Indebtedness Ratio to exceed 30%.

(e) Minimum Unsecured Interest Coverage Ratio. The Borrower will not permit the Unsecured Interest Coverage Ratio to be less than 2.00 to 1.00.

(f) Maximum Unencumbered Asset Value Ratio. The Borrower will not permit the Unencumbered Asset Value Ratio to exceed 60%, provided that, the Borrower shall not be in default under this Section if the Borrower timely complies with the provisions of Section 2.11(b).

SECTION 6.08. Organizational Documents. Without the prior written consent of Administrative Agent and the Required Lenders, the Borrower will not, and will not permit any other Person to, Modify any of the terms or provisions in the Organizational Documents delivered in connection with Section 4.01(e), except: (a) any Modifications necessary for the Borrower to issue more Equity Interests (provided such issuance does not otherwise violate the terms of this Agreement); or (b) Modifications necessary to clarify existing provisions of such Organizational Documents; or (c) Modifications which would have no material adverse, substantive effect on the rights or interests of the Lenders in conjunction with the Loans or under the Loan Documents.

SECTION 6.09. Fiscal Year. The Borrower will not change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

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SECTION 6.10. Senior Management. The Borrower will cause Douglas M. Pasquale to be the chief executive officer of the Borrower until the indefeasible payment in full of the Obligations; provided, however, no Default or Event of Default shall be deemed to have occurred if Douglas M. Pasquale ceases to be the chief executive officer of the Borrower so long as the Borrower promptly takes all action necessary to replace Douglas M. Pasquale, with another similarly qualified and experienced individual reasonably acceptable to the Required Lenders in their sole determination.

SECTION 6.11. Dispositions. The Borrower will not permit any Disposition by the Borrower or its Subsidiary Entities of any of its respective Properties if such Disposition would cause the Borrower to be in violation of any of (a) the covenants set forth in Section 6.07 or (b) the limitations on Investments set forth in Section 6.04.

ARTICLE VII.

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal on any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiary Entities in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to its existence), 5.08, 5.10 or in Article VI;

(e) any Event of Default shall occur under any of the other Loan Documents;

(f) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in this Article, including clause (a), (b), (d) or (e) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative

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Agent to the Borrower (which notice shall be given at the request of any Lender); provided that in the case of any such Default which is susceptible to cure but cannot be cured within 30 days through the exercise of reasonable diligence, if (i) the Required Lenders shall not have determined that such default is not susceptible of being cured within a maximum of 90 days from the Administrative Agent’s original notice of Default, and (ii) such Borrower commences such cure within the initial 30 days period and diligently prosecutes same to completion, such period of 30 days shall be extended for such additional period of time as may be reasonably necessary to cure same, but in no event shall such extended period exceed 60 days;

(g) the Borrower or any Nationwide Core Entity shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, other than Non-Recourse Indebtedness of the Borrower and the Nationwide Core Entities;

(h) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply to (i) Secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness in accordance with this Agreement or (ii) Non-Recourse Indebtedness of the Borrower and the Nationwide Core Entities;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Nationwide Core Entities or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Nationwide Core Entities or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) the Borrower or any Nationwide Core Entities shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Nationwide Core Entities or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) the Borrower or any Nationwide Core Entities shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

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(l) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any Nationwide Core Entities or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or such Nationwide Core Entity to enforce any such judgment;

(m) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower, any Nationwide Core Entities or any combination thereof in an aggregate amount exceeding $10,000,000 for all periods;

(n) a Change in Control shall occur;

(o) the Borrower shall be terminated, dissolved or liquidated (as a matter of law or otherwise) or proceedings shall be commenced by any Person (including the Borrower) seeking the termination, dissolution or liquidation of the Borrower and such proceeding shall continue undismissed for a period of 90 days; or

(p) the occurrence of any event which results in a Material Adverse Effect, as reasonably determined by the Administrative Agent;

then, and in every such event (other than an event described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and exercise all of its rights and remedies, whether provided at law or in equity.

ARTICLE VIII.

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent

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to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiary Entities or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiary Entities that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other independent or third party experts

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selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such subagent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such subagent and to the Related Parties of the Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the approval of the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders with the approval of the Borrower (so long as no Event of Default has occurred and is continuing), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

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ARTICLE IX.

MISCELLANEOUS

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to Nationwide Health Properties, Inc., 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660, Attention of Abdo Khoury (Telecopy No. (949) 759-6887; Telephone No. (949) 718-4413);

(ii) if to Administrative Agent, to Chase Lincoln First Commercial Corporation, c/o JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of Loan and Agency Services Group (Telecopy No. (713) 750-2892), with a copy to JPMorgan Chase Bank, N.A., 707 Travis Street, 6th Floor North, Houston, Texas 77002, Attention of Susan Tate (Telecopy No. (713) 216-2391); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to a Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent and such Lender; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

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(b) Amendments. Neither this Agreement nor any provision hereof may be waived or Modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) subordinate the interests of the Lenders hereunder, without the prior written consent of all the Lenders, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding anything to the contrary contained herein, any Modification, after the Effective Date of this Agreement, to Article III, Article V, Article VI or Article VII of the Existing Credit Facility (the “Included Provisions”) shall automatically be incorporated to the same provisions herein (if such provisions herein are identical) without further action or consent on the part of any party hereto; provided, however, that (i) the Included Provisions, or any part thereof, may be excluded from this Agreement with the prior written consent of the Administrative Agent, Borrower and the Required Lenders and (ii) the borrower and the Administrative Agent shall promptly, after any such Modification, enter into an amendment hereto to evidence such Modification.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender , including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made, and (iii) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any document referred to therein.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Lender, and each Related Party of any of the foregoing Persons (each such Person being called

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an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiary Entities, or any Environmental Liability related in any way to the Borrower or any of the its Subsidiary Entities, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) the Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the

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Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and the Administrative Agent; and

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an

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Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations.

(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this

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Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) No Assignments to the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, any Nationwide Core Entity or any of their Affiliates without the prior consent of each Lender.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and

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notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

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(b) Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. The Borrower hereby irrevocably appoints CT Corporation System (the “Process Agent”) with an office on the date hereof at 111 8th Avenue, New York, New York 10011 as its agent to receive on behalf of it and its property service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower, in care of the Process Agent at the Process Agent’s above address and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Administrative Agent and each Lender agree to mail to the Borrower at its address provided in Section 9.01 a copy of any summons, complaint, or other process mailed or delivered by it to the Borrower in care of the Process Agent. As an alternate method of service, the Borrower also irrevocably consents to the service of any and all process in any such suit, action or proceeding in the manner provided for notices in Section 9.01. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. All mailings under this Section 9.09 shall be by certified mail, return receipt requested. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO

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REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower relating to the Borrower, its Subsidiaries or Affiliates or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

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[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation

By:	/s/ David E. Snyder
	Name:	David E. Snyder
	Title:	Vice President

Address:		610 Newport Center Drive Suite 1150 Newport Beach, CA 92660

Taxpayer ID # 95-3997619

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ADMINISTRATIVE AGENT:

CHASE LINCOLN FIRST COMMERCIAL CORPORATION

By:	/s/ Marc Costantino
	Name:	Marc Costantino
	Title:	Vice President

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LENDERS:

CHASE LINCOLN FIRST COMMERCIAL CORPORATION

By:	/s/ Marc Costantino
	Name:	Marc Costantino
	Title:	Vice President

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